CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 29, 2025, relating to the financial statements and financial highlights of LGM Risk Managed Total Return Fund, a series of Northern Lights Fund Trust IV, which are included in Form N-CSR for the year ended May 31, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Policies and Procedures for Disclosure of Portfolio Holdings”, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

September 24, 2025